                                                                    EXHIBIT 3.99

                          CERTIFICATE OF INCORPORATION

                                       of

                            TSI NEWBURY STREET, INC.

                  FIRST:   The name of the corporation (the "Corporation") is
TSI NEWBURY STREET, INC.

                  SECOND: The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The name of its registered agent at such address is The Corporation Trust Company.

                  THIRD:   The nature of the business to be conducted and the
purposes to be promoted are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                  FOURTH: The total number of shares of stock which the corporation shall have authority to issue is One Thousand (1,000) shares of Common Stock, par value $1.00 per share.

                  FIFTH:   The name and mailing address of the incorporator are
as follows:

                                    Jane F. Zaletofsky
                                    Becker, Glynn, Melamed & Muffly LLP
                                    299 Park Avenue
                                    New York, New York 10171

                  SIXTH:   The Corporation shall, to the full extent permitted
by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

                  SEVENTH: The following provisions are for the management of the business and for the conduct of the affairs of the Corporation and for the further creation, definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

                        The number of directors of the Corporation shall
                  be fixed by, or in the manner provided in, the by-laws of the Corporation. The election of the directors need not be by written ballot unless the by-laws so provide.

                        The directors of the Corporation may from time to
                  time adopt, amend or repeal any of the by-laws of the Corporation, including by-laws adopted by the stockholders, but the stockholders may from time to time specify provisions of the by-laws that may not be amended or repealed by the directors.

                        The directors of the Corporation shall have the
                  power without the assent or vote of the stockholders to authorize and to cause to be executed and delivered on behalf of the Corporation mortgages and liens upon all or any part of the property of the Corporation.

                        Meetings of stockholders may be held within or
                  without the State of Delaware, as the by-laws may provide.

                        In addition to the powers and authorities
                  hereinbefore or by law expressly conferred upon them, the directors of the Corporation are hereby empowered to exercise all such powers and to do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the General Corporation Law of the State of Delaware, of this Certificate of Incorporation, and to any by-laws of the Corporation; provided, however, that no by-law whether adopted by the stockholders or by the directors of the Corporation shall invalidate any prior act of the directors which would have been valid if such by-law had not been adopted.

                  EIGHTH: A director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

                  (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,

                  (ii) for acts or omissions not in good faith, or which involve intentional misconduct or a knowing violation of law,

                  (iii) under Section 174 of the Delaware General Corporation Law, or

                  (iv) for any transaction from which the director derived an improper personal benefit.

                  NINTH:   The Corporation reserves the right to amend, alter,
change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred hereby on stockholders, directors and officers of the Corporation are subject to this reservation.

                  IN WITNESS WHEREOF, the undersigned incorporator hereby formally acknowledges under penalties of perjury that this is her act and deed and that the facts stated herein are true, and accordingly has hereunto set her hand this 14th day of July, 2000.

                                                         /s/ Jane F. Zaletofsky
                                                         ______________________
                                                         Jane F. Zaletofsky

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